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                                                                   EXHIBIT 4.3





                                AMENDMENT NO. 1
                                       TO
                       LOAN AGREEMENT DATED JUNE 26, 1996
                         BY AND ENCINITAS PARTNERS LTD.
                                AND COMPASS BANK

                 This Amendment No. 1 to Loan Agreement dated June 26, 1996 (this "First Amendment") by and between ENCINITAS PARTNERS LTD., a Texas limited partnership (the "Borrower") and COMPASS BANK, a Texas chartered bank (the "Bank"), is entered into this 6th day of December, 1996.

                              W I T N E S S E T H:

                 Borrower and Bank entered into a Loan Agreement dated June 26, 1996 (as such may be further amended, modified, supplemented or restated, the "Loan Agreement").

                 Borrower has requested that the Loan Agreement be amended to provide a $1,000,000 sublimit for the Bank's issuance of Letters of Credit, and Bank has agreed to such request, subject to the terms and conditions of the Loan Agreement, as amended by this First Amendment.

                 NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties agree as follows:

         I.      Amendments to Loan Agreement.

         Article I, DEFINITIONS, is amended by adding the following definitions:

                 "First Amendment" means Amendment No. 1 to this Agreement, executed by Borrower and Bank on December 6, 1996.

                 "Letters of Credit" means letters of credit to be issued by the Bank for the account of the Borrower pursuant to Section 2.12, in the form acceptable to the Bank, and all extensions, renewals and modifications thereof.

         Article II, THE LOAN, is amended by adding the following sections:





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                 2.12     Letters of Credit.  Subject to the terms and
         conditions of this Agreement, the Bank agrees to issue standby Letters of Credit for the account of the Borrower from time to time following receipt of a Request for Advance three (3) Business Days prior to the requested date of issuance in such amount as the Borrower may request in an aggregate amount of up to (i) One Million Dollars ($1,000,000.00), but (ii) not to exceed at any time the unborrowed portion of the Revolving Commitment. The amount of any such Letters of Credit issued under the Revolving Commitment shall be deemed to be a Loan and to reduce the amount available under the Revolving Commitment and shall be governed by the terms of this Agreement. The Bank may require in connection with the issuance of any Letter of Credit that Borrower execute the Bank's then-current form of application for a Letter of Credit, but if there is any conflict between the terms of any such application and the terms of this Agreement, the terms of this Agreement shall control. No Letter of Credit shall have an expiration date that is later than the Maturity Date.

                 2.13 Repayment of Letters of Credit. If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn shall be due and payable by the Borrower immediately upon receipt of Bank's statement.

                 2.14 Letter of Credit Fee. As consideration for the issuance by the Bank of Letters of Credit for the account of the Borrower, the Borrower agrees to pay to the Bank a fee of one percent (1.0%), per annum, of the amount of each such Letter of Credit (subject to a $300.00 minimum fee per year on each Letter of Credit), the first such per annum fee for each Letter of Credit to be payable in advance of the issuance of such Letter of Credit, with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Letter of Credit if it is to remain in effect beyond such anniversary date.

         II. Reaffirmation of Representations and Warranties. To induce the Bank to enter into this First Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article IV of the Loan Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:





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                 A.       The execution and delivery of this First Amendment
         and the performance by the Borrower of its obligations under this First Amendment are within the Borrower's power, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of any agreement binding upon the Borrower.

                 B. The Loan Agreement as amended by this First Amendment represents the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

                 C. No Event of Default or Unmatured Event of Default has occurred and is continuing as of the date hereof.

         III. Defined Terms. Except as amended hereby, terms used herein that are defined in the Loan Agreement shall have the same meanings herein.

         IV. Reaffirmation of Loan Agreement. This First Amendment shall be deemed to be an amendment to the Loan Agreement, and the Loan Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Loan Agreement herein and in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Loan Agreement as amended hereby.

         V. Entire Agreement. The Loan Agreement, as hereby amended, embodies the entire agreement between the Borrower and the Bank and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof. The Borrower certifies that it is relying on no representation, warranty, covenant or agreement except for those set forth in the Loan Agreement as hereby amended and the other documents previously executed or executed of even date herewith.

         VI. Governing Law. THIS First AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. This First Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas.





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Courts within the State of Texas shall have jurisdiction over any and all disputes between the Borrower and the Bank, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this First Amendment or any other Loan Document; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

         VII. Severability. Whenever possible each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment.

        VIII. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

          IX. Section Captions. Section captions used in this First Amendment are for convenience of reference only, and shall not affect the construction of this First Amendment.

           X. Successors and Assigns. This First Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank, and the respective successors and assigns of the Bank.

          XI. Non-Application of Chapter 15 of Texas Credit Codes. The provisions of Chapter 15 of the Texas Credit Code (Vernon's Texas Civil Statutes, Article 5069-15) are specifically declared by the parties hereto not to be applicable to the Loan Agreement as hereby amended or any of the other Loan Documents or to the transactions contemplated hereby.

         XII. Notice. THIS First AMENDMENT TOGETHER WITH THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.





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         IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be duly executed as of the day and year first above written.

                                      BORROWER:

                                      ENCINITAS PARTNERS LTD.

                                      By:  Carrizo Production, Inc.,
                                           its sole general partner

                                           By: /s/ FRANK A. WOJTEK
                                              ----------------------------
                                              Frank A. Wojtek,
                                              Vice President


                                      BANK:

                                      COMPASS BANK


                                      By: /s/ KATHLEEN J. BOWEN
                                         --------------------------------
                                            Kathleen J. Bowen,
                                            Vice President

Agreed To and Accepted:
by GUARANTOR

CARRIZO PRODUCTION, INC.


By: /s/ FRANK A. WOJTEK
   -------------------------
   Frank A. Wojtek,
   Vice President





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